INDEPENDENT  AUDITORS'  CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-43531 of Community West Bancshares on Form S-8 of our report dated April 14, 2000 (which expresses an unqualified opinion and includes explanatory paragraphs relating to an agreement with the regulators described in Note 14, the adoption of Statement of Position 98-1, "Accounting for Costs of Software Developed and Obtained for Internal Use", described in Note 1 and the restatement described in Note 21), appearing in the Annual Report on Form 10-K/A (Amendment No. 1) of Community West Bancshares for the year ended December 31, 1999.


/s/ Deloitte & Touche LLP
May 11, 2000
Los  Angeles,  California



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